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                                                              EXHIBIT 11.01

                              ISONICS CORPORATION

                        STATEMENTS REGARDING CALCULATION
                     OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                   PRO FORMA
                                                               -----------------
                              YEAR ENDED       SIX MONTHS
                               APRIL 30,    ENDED OCTOBER 31,     SIX MONTHS
                             -------------- -----------------  ENDED OCTOBER 31,
                              1995    1996    1995     1996          1996
                             ------  ------ -------- --------  -----------------
Net Income (Loss)..........  $ (143) $  281 $    171 $   (355)       $(355)
Interest on nonconvertible
 promissory notes..........     --      --       --       --            77
                             ------  ------ -------- --------        -----
Net Income (Loss)..........  $ (143) $  281 $    171 $   (355)       $(278)
                             ======  ====== ======== ========        =====
Weighted Average Common
 Stock Outstanding.........   1,456   1,499    1,499    1,563        1,563
Dilutive Effect of Stock
 Options and Warrants......     --      --       --       --           --
Dilutive Effect of
 Preferred Stock...........     --       99       99      --           100
Pro forma shares issued for
 repayment of debt.........     --      --       --       --           196
Dilutive effect of stock
 options and warrants
 granted since December 1,
 1995 (approximately twelve
 months preceding the
 offering), calculated
 using the treasury stock
 method at $7.00 per share.     762     762      762      714          714
                             ------  ------ -------- --------        -----
Shares Used in Computing
 Per Share Information.....   2,218   2,360    2,360    2,277        2,573
                             ======  ====== ======== ========        =====
Net Income (Loss) Per
 Share.....................  $ (.06) $  .12 $    .07 $   (.16)       $(.11)
                             ======  ====== ======== ========        =====
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